Exhibit 10.1

SECOND AMENDMENT
TO
LIGNITE SALES AGREEMENT

THIS SECOND AMENDMENT TO LIGNITE SALES AGREEMENT (“Amendment”) is made and entered into as of the 16th day of March, 2015, among COYOTE CREEK MINING COMPANY, L.L.C., a Nevada limited liability company (“Seller”), and OTTER TAIL POWER COMPANY, a Minnesota corporation (“Otter Tail”), NORTHERN MUNICIPAL POWER AGENCY, a political subdivision and municipal corporation of the State of Minnesota (“Northern Municipal”), MONTANA-DAKOTA UTILITIES CO., a division of MDU Resources Group, Inc., a Delaware corporation (“Montana-Dakota”), and NORTHWESTERN CORPORATION, a Delaware corporation doing business as NorthWestern Energy (“NorthWestern” and, together with Otter Tail, Northern Municipal and Montana-Dakota, the “Utilities” and collectively, “Buyer”).

RECITALS:

WHEREAS, Seller and Buyer are parties to the Lignite Sales Agreement dated as of October 10, 2012, as amended as of January 30, 2014 (the “Lignite Sales Agreement”);

WHEREAS, Seller has arranged financing for the development and operation of the Mine and Seller and Buyer have determined that certain amendments to the Lignite Sales Agreement are needed to facilitate such financing; and

WHEREAS, Seller and Buyer desire to amend the Lignite Sales Agreement as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the Parties as herein set forth, the Parties hereby agree as follows:

1.All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lignite Sales Agreement unless such terms are otherwise defined herein.

2.Section 1 of the Lignite Sales Agreement is hereby amended to delete the definition of “Transferor” in its entirety and to include the following definitions:

“Advance Lignite Payments” shall have the meaning set forth in the first paragraph of Section 7.2.

“Monthly Invoice” shall have the meaning set forth in Section 8.1(a).

“Permitted Utility” means any company which (i) owns or operates facilities used for the generation, transmission or distribution of electric energy for sale (other than sales to tenants or employees of the company operating such facilities for their own use and not for resale), and (ii) is subject to regulation (including without limitation rate regulation) by any federal regulatory authority or by any utility commission, board, agency or officer of any State of the United States or the District of Columbia.  For purposes of this definition, a “Permitted Utility” shall include: (x) an electric cooperative (including a rural electric cooperative) meeting the requirements set forth in clause (i) above, (y) an investor-owned utility meeting the requirements of each of clauses (i) and (ii) above, and (z) a joint action power agency (including municipal power agencies and municipal power corporations) meeting the requirements of each of clauses (i) and (ii) above or meeting the requirements of clause (i) above and either the joint action power agency has a rating of, or has outstanding debt, including municipal bonds, with a rating of, A3 (Moody’s) or A- (S&P) immediately prior to the assignment contemplated in Section 22.11(ii).
“Production Delay Period” shall have the meaning set forth in Section 7.2.

“Seller’s Lender Payment” shall mean for each Seller’s Lender, a monthly payment amount consisting of the Seller’s Loan and Lease Obligations and Seller’s Loan and Lease Principal Obligations owing to such Seller’s Lender during the month in question. The amortization schedule for each loan provided by a Seller’s Lender in respect of a Dragline, Fixed Capital Assets, and, if applicable, Rolling Stock and Working Capital together with obligations relating to default interest, debt yield maintenance premium and any other amounts arising as a result of any optional prepayment, termination or default of this Agreement or Seller’s Loans and Leases shall be agreed to by the Parties in a letter agreement executed by the Parties and delivered to the applicable Seller’s Lender at the time the applicable Seller’s Lender extends credit to Seller (each, a “Letter Agreement”). Thereafter, the amortization schedule in each Letter Agreement shall not be amended without the prior written consent of the applicable Seller’s Lender.

“Seller’s Lenders” shall mean each of the lenders that provide Seller’s Loans and Leases in respect of the Dragline, Fixed Capital Assets, Rolling Stock and Working Capital.

3.The first paragraph of Section 7.2 of the Lignite Sales Agreement is hereby deleted and replaced with the following:

During the Production Period, Buyer shall pay Seller in accordance with Section 8 an amount that equals the sum of (i) the Cost of Production (Section 7.2(a)), (ii) the Agreed Profit payable to Seller (Section 7.2(c)(i)) and (iii) the Capital Charge (Section 7.2(d)). Amounts due under Section 7.2(a)(ii) and Section 7.2(a)(iii) shall be paid to accounts designated by Seller in its Monthly Invoice. During any period between December 31, 2016 and the Production Date (“Production Delay Period”), Buyer shall make payments under Section 7.2(a)(ii) and Section 7.2(a)(iii) as advance payments for lignite to be delivered hereunder (“Advance Lignite Payments”). Seller’s Loan and Lease Principal Obligations paid before the originally scheduled due dates therefor and before the Production Date shall also constitute Advance Lignite Payments. All amounts payable by Buyer during the Production Period under this Section 7.2 shall constitute “Compensation” during the Production Period. Buyer acknowledges that when no lignite is mined, processed, sold or delivered during the Production Period, Buyer shall continue to pay the Capital Charge and the portion of the Cost of Production that is incurred by Seller in accordance with the terms of this Agreement and invoiced to Buyer even when lignite deliveries are not made (referred to by the Parties as “period costs,” as opposed to “product costs,” which are not invoiced when lignite deliveries are not made).

4.The last paragraph of Section 7.2(a)(i), on page 23 of the Lignite Sales Agreement, is hereby amended by adding the following concluding phrase:

and (4) the sum of the Advance Lignite Payments made by Buyer in respect of a Production Delay Period, other than amounts paid by Buyer against Seller’s Loan and Lease Principal Obligations before the originally scheduled due dates therefor. Amounts that are credited under item (4) in the preceding sentence shall be credited under Section 7.2(a)(i).

5.Section 7.2(a)(ii) is hereby amended by deleting the word “Buyer” from the beginning of the third sentence and replacing it with the word “Seller.”

6.Section 7.2(a)(ii) is hereby amended by adding the following concluding sentences:

Notwithstanding anything to the contrary in this Agreement, in respect of the Dragline and Fixed Capital Assets that are subject to Seller’s Loans and Leases, Seller shall invoice, and Buyer shall pay to accounts designated by Seller, depreciation and/or amortization charges that are calculated in accordance with the terms of the applicable Letter Agreement. Buyer shall not dispute any such invoiced amount that is calculated in accordance with the terms of the applicable Letter Agreement or any other amounts owing under Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 16.3.

7.Section 7.2(a)(iii) is hereby deleted and replaced with the following:

All Seller’s Loan and Lease Obligations, and all Seller’s Loan and Lease Principal Obligations as and when the same become due and payable, including those that are paid or payable on or before the originally scheduled due date of such payment.

8.The first sentence of Section 8.1(a) of the Lignite Sales Agreement is hereby deleted and replaced with the following sentence:

On or before the (10th) Day of each Month, Seller shall furnish Buyer with a written invoice (the “Monthly Invoice”) which sets forth the amounts due under Section 7 for the immediately preceding Month, and shall separately designate on each such Monthly Invoice any amounts due under Section 7.2(a)(ii) and Section 7.2(a)(iii), and the accounts to which payment of such amounts is to be made.

9.Section 8.1(b) of the Lignite Sales Agreement is hereby deleted and replaced with the following:

Buyer shall pay Seller the amounts reflected on each Monthly Invoice and any notice under the Letter Agreements as being due and payable. Buyer shall make such payments to accounts designated by Seller by wire transfer in immediately available federal funds within ten (10) Days of Buyer’s receipt of the Monthly Invoice.

10.Section 12 of the Lignite Sales Agreement is hereby amended by adding a new Section 12.4, reading as follows:

Annually, each Utility shall deliver to Seller a copy of its Audit report and financial statements certified by an independent firm of certified public accounts, except that Montana-Dakota shall deliver to Seller a copy of such Audit report and financial statements of MDU Resources Group, Inc. Such deliveries shall occur when the applicable Utility has completed the report and statements but in no event later than one hundred eighty (180) days following the end of the applicable Utility’s fiscal year. At the request of any Utility, Seller shall enter into a separate nondisclosure agreement with the Utility generally prohibiting Seller from disclosing the financial statements provided under this Section 12.4 to any person other than Seller’s Lenders and any other persons designated in such agreement.

11.Section 15.2(a) of the Lignite Sales Agreement is hereby amended by inserting the following at the conclusion thereof:

At any time obligations to Seller’s Lenders have not been paid in full, in the event Buyer notifies Seller of a Seller Default under Section 15.1(b) or this Section 15.2(a), Seller shall give similar notice to each Seller’s Lender within the time period provided for notice to Seller.

12.Section 15.2 of the Lignite Sales Agreement is hereby amended by adding a new subsection (c) thereto, reading as follows:

(c)    In the event that a Seller Default occurs under subsection (c), (d), (e), (f) or (g) of Section 15.1 while Seller’s Lender Payments are outstanding, the Utilities hereby waive, to the extent permitted by law, and shall not assert, any defense, claim or counterclaim to the covenants set forth in this Agreement (or any new lignite sales agreement as contemplated at the conclusion of this Section 15.2(c)) on the basis that it is an executory contract that cannot be assumed, assigned or enforced or any other theory directly or indirectly based on Section 365(c)(1) and (2) of the Bankruptcy Reform Act of 1978, or any successor provision of law of similar import. Upon the occurrence of any such default the Utilities consent to the assumption and enforcement of each provision of the Agreement by Seller as debtor-in-possession or Seller’s trustee in bankruptcy, as the case may be, and agree to reconfirm the waiver set forth in the preceding sentence and agree, upon the request of a Seller’s Lender, and upon receipt of any applicable authorizations of a regulatory authority or court then having jurisdiction (which the Utilities will not oppose), to enter into a new lignite sales agreement with such debtor-in-possession or trustee in bankruptcy on terms identical to the terms of this Agreement.

13.Section 15.4(a) of the Lignite Sales Agreement is hereby deleted in its entirety and replaced with the following:

Buyer fails to timely pay Seller any amount due under this Agreement that is not the subject of a bona fide dispute; provided, that the existence of a bona fide dispute with respect to any amount due under this Agreement shall not relieve Buyer from paying any other amount due under this Agreement that is not then subject of a bona fide dispute; and

14.Section 15.9 of the Lignite Sales Agreement is hereby amended by adding a new concluding sentence, as follows:

Without limiting the foregoing, Utilities agree that they shall not set off against any payments required to be made by them under Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 16.3 of this Agreement, any amounts owed to them by Seller or the amount of any claim by them against Seller.

15.Section 16.3 of the Lignite Sales Agreement is hereby deleted in its entirety and replaced with the following:

In the event of a termination of this Agreement prior to the expiration of the Term or a termination of the Production Period prior to December 31, 2040, Buyer shall, or shall cause its affiliate to, promptly purchase Seller’s Membership Interests pursuant to the terms and conditions of a purchase and sale agreement for an amount equal to the Equity Value (the “Early Termination Buyout”). Upon Buyer or its affiliate acquiring the Membership Interests from NACoal, Buyer will (i) cause Seller to satisfy (and, if Seller has insufficient funds to satisfy, Buyer will advance to Seller sufficient funds to satisfy), or (ii) if permitted by the applicable Seller’s Lender, assume, all Seller’s Loan and Lease Obligations and Seller’s Loan and Lease Principal Obligations owed to the applicable Seller’s Lender.

16.Section 17 of the Lignite Sales Agreement is hereby amended by adding a new concluding sentence, as follows:

Unless all obligations to Seller’s Lenders have been irrevocably paid in full, no Party shall waive any rights or obligations under or pursuant to the Agreement without the prior written consent of Seller’s Lenders if such waiver would, directly or indirectly, reduce, impair or otherwise diminish Seller’s ability to make payment of Seller’s Lender Payments.

17.Section 22.11 of the Lignite Sales Agreement is hereby amended by adding a new concluding sentence, as follows:

Unless all obligations to Seller’s Lenders have been irrevocably paid in full, no Party shall assign its obligations under this Agreement, provided that:

(i)
a Utility may make an assignment to an Affiliate of which the Utility owns or controls greater than 50.1% of the capital stock (or other equivalent equity interest) at the time of the assignment and at all times thereafter until Seller’s Lenders are irrevocably repaid in full, provided that (A)(I) all of the corporate credit ratings of such Affiliate immediately prior to such assignment shall be equal to or better than all of the corporate credit ratings of the assigning Utility immediately prior to such assignment and such Affiliate assumes the obligations of the assigning Utility pursuant to an assumption agreement in form and substance reasonably satisfactory to Seller’s Lenders and (II) if such Affiliate does not have a corporate credit rating, such assignment shall not be permitted pursuant to this clause (A); or (B) the assigning Utility guarantees the obligations of its Affiliate pursuant to a guarantee in form and substance reasonably satisfactory to Seller’s Lenders until such time as such Affiliate has corporate credit ratings equal to or better than the corporate credit ratings of the assigning Utility immediately prior to assignment and, in the case of each of clauses (A) and (B), such Affiliate or assigning Utility, as applicable, shall have delivered an opinion of in-house counsel licensed in the state whose law governs the assumption agreement or guarantee (or, if no in-house counsel is so licensed, external counsel who is so licensed) in form and substance reasonably satisfactory to Seller’s Lenders as to the due authorization, execution, delivery and enforceability of such assumption agreement or guarantee;

(ii)
a Utility may make an assignment to a third party that acquires all the Utility’s assets in the Plant and assumes all the obligations of the Utility under the Lignite Sales Agreement after the date of such assignment, provided that (A) such assignee is a Permitted Utility and all of its corporate credit ratings immediately prior to such assignment shall be equal to or better than all of the corporate credit ratings of the assigning Utility immediately prior to such assignment and such assumption is made pursuant to an assumption agreement in form and substance reasonably satisfactory to Seller’s Lenders and in respect of which such third party shall have delivered an opinion of in-house counsel licensed in the state whose law governs the assignment (or, if no in-house counsel is so licensed, external counsel who is so licensed) in form and substance reasonably satisfactory to the Seller’s Lenders as to the due authorization, execution, delivery and enforceability of such assumption agreement and (B) during the term of the Lignite Sales Agreement only one assignment by any of the Utilities pursuant to this clause (ii) shall be permitted without the prior written consent of the Seller’s Lenders to an assignee that satisfies the criteria of this clause (ii); and provided further, if such third party does not have a corporate credit rating, such assignment shall not be permitted pursuant to this clause (ii); and

(iii)
a Utility may make an assignment to a third party with the Seller’s Lenders’ prior written consent, which consent shall be at the Seller’s Lenders’ sole discretion, pursuant to an assumption agreement in form and substance satisfactory to the Seller’s Lenders and in respect of which such third party shall have delivered an opinion of counsel in form and substance satisfactory to the Seller’s Lenders as to the due authorization, execution, delivery and enforceability of such assumption agreement.

18.Section 22.12(b) of the Lignite Sales Agreement is hereby amended by replacing the first Notice address for Seller’s Authorized Representative to the following:

Coyote Creek Mining Company, L.L.C.
6502 17th Street SW
Zap, North Dakota 58580
Attention: President
Email: Jim.Melchior@nacoal.com

19.Section 22.12(b) of the Lignite Sales Agreement is hereby amended by replacing the first Notice address for Buyer’s Authorized Representative with the following:

Otter Tail Power Company
215 South Cascade Street
Fergus Falls, MN 56537
Attn: Manager, Supply Engineering
Email: wswanson@otpco.com

20.Section 22.12(b) of the Lignite Sales Agreement is hereby amended by adding the following concluding paragraph:

Within five Days of a Seller’s Lender’s extension of credit to Seller, Seller shall provide a written notice to Buyer’s Authorized Representative setting forth the Seller’s Lender’s notice address to enable Buyer to seek consents and provide notices as provided for in Section 17, Section 22.11 and Section 22.13 of this Agreement.

21.Section 22.13 of the Lignite Sales Agreement is hereby amended by adding a new concluding sentence, as follows:

Unless all obligations to Seller’s Lenders have been paid in full, the Parties shall obtain the prior written consent of Seller’s Lenders prior to modifying or amending any terms or provisions hereof if such modification or amendment would, directly or indirectly, reduce, impair or otherwise diminish Seller’s ability to make payment of Seller’s Lender Payments, including without limitation the terms and provisions of Section 2.3, Section 6.2.2, Section 7.2(a)(ii), Section 8.1(a) and Section 16 of this Agreement.

22.The Lignite Sales Agreement, as amended hereby, shall continue and remain in full force and effect.

23.This Amendment may be executed in one or more counterparts, each of which, by facsimile or otherwise, shall be deemed an original, but all of which together shall constitute but one and the same original instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

COYOTE CREEK MINING COMPANY, L.L.C.

By:	/s/ James. F. Melchior
Name: James F. Melchior
Title: President

Attest:	/s/ John Neumann
Name: John Neumann, Secretary

OTTER TAIL POWER COMPANY

By:	/s/ Timothy J. Rogelstad
Name: Timothy J. Rogelstad
Title: President

Attest:	/s/ Jennifer O. Smestad
Name: Jennifer O. Smestad

NORTHERN MUNICIPAL POWER AGENCY

By:	/s/ Lucas Spaeth
Name: Lucas Spaeth
Title: Vice President

Attest:	/s/ Darlene Monsebroten
Name: Darlene Monsebroten, Secretary

MONTANA-DAKOTA UTILITIES CO. a Division of MDU Resources Group, Inc.

By:	/s/ Nicole Kivisto
Name: Nicole Kivisto
Title: President and Chief Executive Officer

Attest:	/s/ Daniel S. Kuntz
Name: Daniel S. Kuntz

NORTHWESTERN CORPORATION d/b/a NorthWestern Energy

By:	/s/ Robert C. Rowe
Name: Robert C. Rowe
Title: President and CEO

Attest:	/s/ Emily Larkin
Name: Emily Larkin